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www.cfindustries.com

CF Industries Holdings, Inc. Reports First Quarter 2026 Net Earnings of $615 Million, Adjusted EBITDA of $983 Million
Strong Operations: Production Exceeded 99% of Available Ammonia Capacity
Middle East Supply Shock Further Tightens Global Nitrogen Supply-Demand Balance

NORTHBROOK, Ill.—May 6, 2026—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the first quarter ended March 31, 2026.

Highlights
•First quarter 2026 net earnings(1) of $615 million, or $3.98 per diluted share, EBITDA(2) of $1.01 billion, and adjusted EBITDA(2) of $983 million. First quarter 2026 financial results reflect a gain of approximately $170 million from a litigation settlement
•Trailing twelve months net cash from operating activities of $2.66 billion; free cash flow(3) of $1.65 billion for same period, which includes cash inflows and outflows associated with the Blue Point joint venture
•Repurchased approximately 155,000 shares for $15 million during the first quarter of 2026
•Launched low-carbon UAN collaboration with PepsiCo to enable a lower carbon footprint from PepsiCo’s Frito-Lay brand’s U.S. potato supply chain

“The CF Industries team continued to deliver safely outstanding operational performance in the first quarter of 2026 against a backdrop of strong global nitrogen demand and tight global nitrogen supply as we entered the year,” said Chris Bohn, president and chief executive officer, CF Industries Holdings, Inc. “The conflict with Iran has further constrained global nitrogen supply and exposed the fragile nature of the global nitrogen supply chain. We remain focused on safe operations and high asset utilization across our low-cost North American-based manufacturing and distribution network, enabling CF Industries to continue to be a reliable supplier to customers and to create substantial value for long-term shareholders.”

Operations Overview

The Company’s trailing twelve month recordable incident rate was 0.16 incidents per 200,000 work hours as of March 31, 2026.

Gross ammonia production for the first quarter of 2026 was approximately 2.5 million tons, which represents utilization of 99% of available gross ammonia capacity.(4)

The Company expects gross ammonia production for the full year 2026 to be approximately 9.5 million tons due to the ongoing outage at the Yazoo City, Mississippi, Complex as a result of an incident that occurred in late 2025. Management does not expect production to resume at the Yazoo City Complex until late fourth quarter of 2026 at the earliest based on time required for fabrication and delivery of certain required equipment.

Financial Results Overview

First Quarter 2026 Financial Results

For the first quarter of 2026, net earnings attributable to common stockholders were $615 million, or $3.98 per diluted share, EBITDA was $1.01 billion, and adjusted EBITDA was $983 million. These results compare to first quarter of 2025 net earnings attributable to common stockholders of $312 million, or $1.85 per diluted share, EBITDA of $617 million, and adjusted EBITDA of $644 million. First quarter 2026 financial results reflect a gain of approximately $170 million from a litigation settlement.

Net sales in the first quarter of 2026 were $1.99 billion compared to $1.66 billion in the first quarter of 2025. Average selling prices were higher for all segments in the first quarter of 2026 compared to the first quarter of 2025 due to a tight global nitrogen supply-demand balance, which was further tightened by supply disruptions related to the conflict with Iran. Sales volumes were lower in the first quarter of 2026 compared to the first quarter of 2025 due primarily to lower urea ammonium nitrate solution (UAN) and ammonium nitrate (AN) sales.

Cost of sales for the first quarter of 2026 was higher compared to the first quarter of 2025 due primarily to higher maintenance costs, including the extended outage at the Company’s Yazoo City Complex, and higher realized natural gas costs.

The average cost of natural gas, including the impact of realized derivatives, reflected in the Company’s cost of sales was $4.57 per MMBtu in the first quarter of 2026 compared to the average cost of natural gas in cost of sales of $3.68 per MMBtu in the first quarter of 2025.

Capital Management

On April 8, 2025, CF Industries announced that it formed a joint venture (Blue Point joint venture) with JERA Co., Inc. (JERA) and Mitsui & Co., Ltd. (Mitsui) for the construction, production and offtake of low-carbon ammonia. CF Industries holds 40% ownership, JERA holds 35% ownership, and Mitsui holds 25% ownership in the joint venture, with the joint venture to be funded by the equity partners according to their ownership percentage.

CF Industries consolidates the Blue Point joint venture in its consolidated financial statements, with the combined 60% interest owned by JERA and Mitsui recorded as noncontrolling interests. CF Industries’ consolidated financial statements at March 31, 2026, included the cash held by the joint venture, capital contributions from the joint venture equity partners and the capital expenditures of the joint venture.

Cash and Cash Equivalents

As of March 31, 2026, CF Industries had cash and cash equivalents of $2.04 billion, of which $254 million was held by the Blue Point joint venture. Cash and cash equivalents as of March 31, 2026, did not include the approximately $170 million from a litigation settlement as the proceeds were accrued in the first quarter of 2026, but not received until April 2026.

Capital Expenditures

Capital expenditures in the first quarter of 2026 were $223 million, of which $65 million was attributable to the Blue Point joint venture.

Three months ended March 31, 2026
(in millions)
Total Capital Expenditures	$223
CF Industries Existing Operations (100% attributable to CF Industries)	132
Total Blue Point Joint Venture (40% attributable to CF Industries)	65
Blue Point Common Facilities (100% attributable to CF Industries)	20
Capitalized Interest	6

Reflecting the consolidation of the Blue Point joint venture into CF Industries’ financial statements, management projects capital expenditures for full year 2026 will be approximately $1.3 billion, of which approximately $550 million is related to activities within the Company’s existing network and approximately $600 million is related to total estimated capital expenditures in 2026 of the Blue Point joint venture, which will be funded by each joint venture partner according to their ownership percentage. The Company expects to have approximately $150 million in capital expenditures in 2026 related to its wholly owned Blue Point common facilities. For the full year, management projects capital expenditures for CF Industries, excluding the portion of capital expenditures funded by JERA and Mitsui, to be approximately $950 million.

Additionally, the Company expects to record as capital expenditures approximately $40 million of capitalized interest. Interest expense will be reduced by a corresponding amount.

Share Repurchase Program

The Company repurchased approximately 155,000 shares for $15 million during the first quarter of 2026.

Since CF Industries commenced its current $2 billion share repurchase program in October 2025, the Company has repurchased 3.6 million shares for approximately $293 million. As of March 31, 2026, approximately $1.7 billion remains under the program, which expires in December 2029.

CHS Inc. Distribution

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the first quarter of 2026 is approximately $88 million.

Nitrogen Market Outlook

Entering 2026, the global nitrogen supply-demand balance was tight following 2025’s strong global nitrogen demand and supply disruptions due to geopolitical events and lack of natural gas availability in key supply regions. The conflict in the Middle East has significantly tightened the global nitrogen supply-demand balance further. Annual nitrogen production in the Middle East accounts for approximately 25-30% of globally traded ammonia and approximately 35-40% of globally traded urea, the most widely used nitrogen fertilizer globally. A large majority of ammonia and urea shipments have been unable to transit through the Strait of Hormuz, and a significant amount of nitrogen capacity in the region has been curtailed or shut down as a result.

Additionally, liquefied natural gas (LNG) supply out of the Middle East, which accounts for approximately 20% of global LNG exports, has been restricted due to limited transit through the Strait of Hormuz, shutdowns and curtailments, or damage to LNG assets. This has affected nitrogen production in areas reliant on imported LNG, such as India, Pakistan, and Bangladesh. Facilities in these areas are either temporarily shut down or operating at reduced rates, further constraining global supply. In addition, European natural gas prices have increased sharply as a result of low gas storage and high LNG prices, raising the global nitrogen market clearing price required to meet global nitrogen demand.

Management has long projected that the global nitrogen supply-demand balance would tighten over the long-term as global nitrogen capacity under construction is not projected to keep pace with expected global nitrogen demand growth over the next four years. Based on the duration of the current conflict and severe shocks to global fertilizer supply, management believes the global nitrogen supply-demand balance will remain tighter than expected in the near- and medium-term as global nitrogen trade requires time to rebalance.

Secure North American nitrogen availability: Management believes nitrogen channel inventory in North America is at average levels as domestic and imported supply has been moving through the supply chain since July 2025, supporting pre-plant and post-plant applications. The U.S. Department of Agriculture’s Prospective Plantings report indicated intended corn plantings at approximately 95 million acres in the United States for 2026.

Constrained global supply: The Company estimates that 50-60% of ammonia and urea capacity in the Middle East was curtailed or offline in March due to the conflict with Iran. Nitrogen exports from Russia, while still above pre-war levels, continue to face interrupted supply and export flows due to the ongoing conflict in the region. Additionally, China has limited exports of all fertilizer products, except ammonium sulfate. Management believes that China will begin limited exports of nitrogen products later in the second quarter of 2026.

Higher urea imports to India: Low starting inventory in India, lower domestic production due to a lack of LNG imports and undelivered volumes from a previously awarded urea tender due to the conflict with Iran suggest a need for India to tender frequently for urea in 2026. As a result, management expects India to import more urea in 2026 than in 2025, potentially reaching 10-12 million metric tons for the year. This increase in demand may be partially offset by lower demand in other import regions, including Latin America, Africa and Southeast Asia, which are facing affordability concerns due to tight global supply and higher prices.

Strategic Initiatives Update

Blue Point Joint Venture with JERA and Mitsui

The Blue Point joint venture will construct at CF Industries’ Blue Point Complex in Modeste, Louisiana, an autothermal reforming ammonia production facility with a carbon dioxide (CO2) dehydration and compression unit to prepare captured CO2 for transportation and sequestration. The project execution team has been assembled and procurement of long lead equipment items is largely complete. Detailed engineering activities along with the regulatory permitting process are progressing to support the start of facility civil construction in 2026. Installation of basic site infrastructure has begun, which will enable the start of civil construction later this year.

Yazoo City, MS, Carbon Capture and Sequestration Project

CF Industries signed a definitive commercial agreement in July 2024 with ExxonMobil for the transport and sequestration in permanent geologic storage of up to 500,000 metric tons of CO2 annually from the Company’s Yazoo City, Mississippi, Complex. CF Industries will invest approximately $100 million into its Yazoo City Complex to build a CO2 dehydration and compression unit to enable up to 500,000 metric tons of CO2 captured from the ammonia production process per year to be transported and stored. The Company continues to order long lead equipment and progress through detailed engineering to achieve a 2028 startup. CF Industries expects the project to qualify for tax credits under Section 45Q of the Internal Revenue Code, which provides a credit per metric ton of CO2 sequestered.

Low-Carbon UAN Collaboration with PepsiCo

CF Industries and PepsiCo have entered a commercial agreement focused on reducing the carbon footprint of PepsiCo’s potato supply chain through the use of UAN manufactured with a lower carbon intensity than conventional processes (low-carbon UAN). This agreement marks CF Industries’ first commercial launch of certified low-carbon UAN fertilizer. The low-carbon UAN will be available to farmers who grow potatoes for PepsiCo’s Frito-Lay potato chip brands, enabling a lower carbon footprint from its U.S. potato supply chain. The low-carbon UAN has been certified by the Verified Ammonia Carbon Intensity Program.
___________________________________________________
(1)Certain items recognized during the first quarter of 2026 impacted the Company’s financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash provided by operating activities, less capital expenditures and distributions to noncontrolling interests plus contributions from noncontrolling interests. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.
(4)Available ammonia capacity represents CF Industries’ average annual gross ammonia capacity of its manufacturing network as described in the Company’s 2025 Form 10-K less the average annual gross ammonia capacity of its Yazoo City Complex, which management previously announced would not resume operations until late fourth quarter of 2026 at the earliest.

Consolidated Results

	Three months ended March 31,
	2026	2025
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,986	$1,663
Cost of sales	1,240	1,091
Gross margin	$746	$572
Gross margin percentage	37.6%	34.4%

Net earnings attributable to common stockholders	$615	$312
Net earnings per diluted share	3.98	1.85

EBITDA(1)	$1,008	$617
Adjusted EBITDA(1)	983	644

Sales volume by product tons (000s)	4,683	5,004

Natural gas supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$4.95	$3.69
Realized derivatives gain in cost of sales(3)	(0.38)	(0.01)
Cost of natural gas used for production in cost of sales	$4.57	$3.68
Average daily market price of natural gas at the Henry Hub	$4.90	$4.28

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(3)	$2
Depreciation and amortization	228	221
Capital expenditures(4)	223	132

Production volume by product tons (000s):
Ammonia(5)	2,457	2,617
Granular urea	1,151	1,110
UAN (32%)(6)	1,525	1,856
AN	105	322
_______________________________________________________________________________
(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.
(3)Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(4)For the three months ended March 31, 2026, includes $65 million attributable to the Blue Point joint venture.
(5)Gross ammonia production, including amounts subsequently upgraded on-site into granular urea, UAN, or AN.
(6)UAN product tons assume a 32% nitrogen content basis for production volume.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. In addition, the Company upgrades ammonia into other nitrogen products such as granular urea, UAN and AN.

	Three months ended March 31,
	2026	2025
	(dollars in millions, except per ton amounts)
Net sales	$627	$520
Cost of sales	400	334
Gross margin	$227	$186
Gross margin percentage	36.2%	35.8%

Sales volume by product tons (000s)	1,103	1,146
Sales volume by nutrient tons (000s)(1)	905	940

Average selling price per product ton	$568	$454
Average selling price per nutrient ton(1)	693	553

Adjusted gross margin(2):
Gross margin	$227	$186
Depreciation and amortization	61	48
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	1
Adjusted gross margin	$287	$235
Adjusted gross margin as a percent of net sales	45.8%	45.2%

Gross margin per product ton	$206	$162
Gross margin per nutrient ton(1)	251	198
Adjusted gross margin per product ton	260	205
Adjusted gross margin per nutrient ton(1)	317	250
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2026 to first quarter 2025:

•Ammonia sales volumes for 2026 were similar to 2025.
•Ammonia average selling prices increased for 2026 compared to 2025 due to a tight global nitrogen supply-demand balance, which was further tightened by supply disruptions related to the conflict with Iran.
•Ammonia adjusted gross margin per ton increased for 2026 compared to 2025 due primarily to higher average selling prices partially offset by higher maintenance costs and higher realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and CO2, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended March 31,
	2026	2025
	(dollars in millions, except per ton amounts)
Net sales	$590	$439
Cost of sales	335	266
Gross margin	$255	$173
Gross margin percentage	43.2%	39.4%

Sales volume by product tons (000s)	1,291	1,125
Sales volume by nutrient tons (000s)(1)	594	517

Average selling price per product ton	$457	$390
Average selling price per nutrient ton(1)	993	849

Adjusted gross margin(2):
Gross margin	$255	$173
Depreciation and amortization	76	71
Unrealized net mark-to-market gain on natural gas derivatives	(1)	—
Adjusted gross margin	$330	$244
Adjusted gross margin as a percent of net sales	55.9%	55.6%

Gross margin per product ton	$198	$154
Gross margin per nutrient ton(1)	429	335
Adjusted gross margin per product ton	256	217
Adjusted gross margin per nutrient ton(1)	556	472
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2026 to first quarter 2025:

•Granular urea sales volumes for 2026 were higher than 2025 due primarily to greater supply availability from higher starting inventory and product mix favoring granular urea production.
•Granular urea average selling prices increased for 2026 compared to 2025 due to a tight global nitrogen supply-demand balance, which was further tightened by supply disruptions related to the conflict with Iran.
•Granular urea adjusted gross margin per ton increased for 2026 compared to 2025 due primarily to higher average selling prices partially offset by higher realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended March 31,
	2026	2025
	(dollars in millions, except per ton amounts)
Net sales	$583	$470
Cost of sales	333	328
Gross margin	$250	$142
Gross margin percentage	42.9%	30.2%

Sales volume by product tons (000s)	1,671	1,875
Sales volume by nutrient tons (000s)(1)	526	593

Average selling price per product ton	$349	$251
Average selling price per nutrient ton(1)	1,108	793

Adjusted gross margin(2):
Gross margin	$250	$142
Depreciation and amortization	64	73
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	1
Adjusted gross margin	$313	$216
Adjusted gross margin as a percent of net sales	53.7%	46.0%

Gross margin per product ton	$150	$76
Gross margin per nutrient ton(1)	475	239
Adjusted gross margin per product ton	187	115
Adjusted gross margin per nutrient ton(1)	595	364
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2026 to first quarter 2025:

•UAN sales volumes for 2026 decreased compared to 2025 due primarily to lower supply availability from product mix that favored granular urea production.
•UAN average selling prices increased for 2026 compared to 2025 due to a tight global nitrogen supply-demand balance, which was further tightened by supply disruptions related to the Russia-Ukraine war.
•UAN adjusted gross margin per ton increased for 2026 compared to 2025 due primarily to higher average selling prices partially offset by higher realized natural gas costs and higher maintenance costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and is also used extensively by the commercial explosives industry as a component of explosives.

	Three months ended March 31,
	2026	2025
	(dollars in millions, except per ton amounts)
Net sales	$58	$101
Cost of sales	69	85
Gross margin	$(11)	$16
Gross margin percentage	(19.0)%	15.8%

Sales volume by product tons (000s)	130	328
Sales volume by nutrient tons (000s)(1)	45	113

Average selling price per product ton	$446	$308
Average selling price per nutrient ton(1)	1,289	894

Adjusted gross margin(2):
Gross margin	$(11)	$16
Depreciation and amortization	3	8
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—
Adjusted gross margin	$(8)	$24
Adjusted gross margin as a percent of net sales	(13.8)%	23.8%

Gross margin per product ton	$(85)	$49
Gross margin per nutrient ton(1)	(244)	142
Adjusted gross margin per product ton	(62)	73
Adjusted gross margin per nutrient ton(1)	(178)	212
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2026 to first quarter 2025:

•AN sales volumes were lower for 2026 compared to 2025 due primarily to the loss of production at the Company’s Yazoo City, Mississippi, Complex following an incident in November 2025.
•AN average selling prices increased for 2026 compared to 2025 due to a tight global nitrogen supply-demand balance, which was further tightened by supply disruptions related to the Russia-Ukraine war, as well as a higher proportion of AN sales made in the United Kingdom.
•AN adjusted gross margin per ton decreased for 2026 compared to 2025 due primarily to costs related to the ongoing outage at the Company’s Yazoo City, Mississippi, Complex partially offset by higher average selling prices.

Other Segment

CF Industries’ Other segment primarily includes diesel exhaust fluid (DEF), urea liquor and nitric acid.

	Three months ended March 31,
	2026	2025
	(dollars in millions, except per ton amounts)
Net sales	$128	$133
Cost of sales	103	78
Gross margin	$25	$55
Gross margin percentage	19.5%	41.4%

Sales volume by product tons (000s)	488	530
Sales volume by nutrient tons (000s)(1)	96	106

Average selling price per product ton	$262	$251
Average selling price per nutrient ton(1)	1,333	1,255

Adjusted gross margin(2):
Gross margin	$25	$55
Depreciation and amortization	16	13
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—
Adjusted gross margin	$41	$68
Adjusted gross margin as a percent of net sales	32.0%	51.1%

Gross margin per product ton	$51	$104
Gross margin per nutrient ton(1)	260	519
Adjusted gross margin per product ton	84	128
Adjusted gross margin per nutrient ton(1)	427	642
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2026 to first quarter 2025:

•Other sales volumes for 2026 decreased compared to 2025 due primarily to lower DEF sales as a result of the ongoing outage at the Yazoo City Complex.
•Other average selling prices increased for 2026 compared to 2025 due to a tight global nitrogen supply-demand balance.
•Other adjusted gross margin per ton decreased for 2026 compared to 2025 due primarily to costs related to the ongoing outage at the Company’s Yazoo City, Mississippi, Complex partially offset by higher average selling prices.

Dividend Payment

On April 28, 2026, CF Industries’ Board of Directors declared a quarterly dividend of $0.50 per common share. The dividend will be paid on May 29, 2026 to stockholders of record as of May 15, 2026.

Conference Call

CF Industries will hold a conference call to discuss its first quarter 2026 results at 11:00 a.m. ET on Thursday, May 7, 2026. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable low-carbon hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of low-carbon ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: the Company’s ability to complete the projects at its Blue Point Complex, including the construction of a low-carbon ammonia production facility with its joint venture partners and scalable infrastructure on schedule and on budget or at all; the Company’s ability to fund the capital expenditure needs related to the joint venture at its Blue Point Complex, which may exceed its current estimates; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices and operating results; the global commodity nature of the Company’s nitrogen products, the conditions in the global market for nitrogen products, and the intense global competition from other producers; announced or future tariffs, retaliatory measures, and global trade relations, including the potential impact of tariffs and retaliatory measures on the price and availability of materials for its capital projects and maintenance; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for its fertilizer products; the volatility of natural gas prices in North America and globally; weather conditions and the impact of adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials or utilities, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment, including those related to carbon dioxide sequestration; the Company’s reliance on a limited number of key facilities; risks associated with cybersecurity; acts of terrorism and regulations to combat terrorism; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; risks associated with international operations; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; risks associated with changes in tax laws and adverse determinations by taxing authorities, including any potential changes in tax regulations and its qualification for tax credits; risks involving derivatives and the effectiveness of the Company’s risk management and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory provisions and requirements related to greenhouse gas emissions and sustainability matters, including announced or future changes in environmental, climate change or sustainability laws; the development and growth of the market for low-carbon ammonia and the risks and uncertainties relating to the development and implementation of the Company’s low-carbon ammonia projects; risks associated with investments in and expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; and failure of technologies to perform, develop or be available as expected, including the low-carbon ATR ammonia production facility with carbon capture and sequestration technologies being constructed at its Blue Point Complex.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - darla.rivera@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2026	2025
	(in millions, except per share amounts)
Net sales	$1,986	$1,663
Cost of sales	1,240	1,091
Gross margin	746	572
Selling, general and administrative expenses	103	84
U.K. operations restructuring	—	23
Litigation settlement gain	(170)	—
Other operating (income) expense—net	(44)	14
Total other operating (income) expense—net	(111)	121
Equity in earnings of operating affiliate	6	4
Operating earnings	863	455
Interest expense	39	37
Interest income	(20)	(17)
Other non-operating expense (income)—net	—	(2)
Earnings before income taxes	844	437
Income tax provision	168	86
Net earnings	676	351
Less: Net earnings attributable to noncontrolling interests	61	39
Net earnings attributable to common stockholders	$615	$312

Net earnings per share attributable to common stockholders:
Basic	$3.99	$1.85
Diluted	$3.98	$1.85
Weighted-average common shares outstanding:
Basic	154.2	168.6
Diluted	154.5	168.8

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31, 2026	December 31, 2025
	(in millions)
Assets
Current assets:
Cash and cash equivalents (amount related to variable interest entity (VIE)—2026: $254, 2025: $130)	$2,042	$1,982
Accounts receivable—net	726	488
Inventories	371	383
Prepaid income taxes	23	105
Other current assets (amount related to VIE—2026: $0, 2025: $1)	229	27
Total current assets	3,391	2,985
Property, plant and equipment—net (amount related to VIE—2026: $410, 2025: $361)	6,724	6,715
Investment in affiliate	39	32
Goodwill	2,492	2,493
Intangible assets—net	470	473
Operating lease right-of-use assets	393	410
Other assets (amount related to VIE—2026: $3, 2025: $1)	1,099	980
Total assets	$14,608	$14,088

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses (amount related to VIE—2026: $36, 2025: $52)	$613	$681
Income taxes payable	90	—
Customer advances	132	77
Current operating lease liabilities	107	110
Other current liabilities	16	19
Total current liabilities	958	887
Long-term debt	3,216	3,215
Deferred income taxes	855	869
Operating lease liabilities	297	311
Supply contract liability	686	694
Other liabilities (amount related to VIE—2026: $1, 2025: $1)	340	337
Equity:
Stockholders’ equity	5,342	4,838
Noncontrolling interests	2,914	2,937
Total equity	8,256	7,775
Total liabilities and equity	$14,608	$14,088

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended March 31,
	2026	2025
	(in millions)
Operating Activities:
Net earnings	$676	$351
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	228	221
Deferred income taxes	(12)	(26)
Stock-based compensation expense	11	10
Unrealized net (gain) loss on natural gas derivatives	(3)	2
Loss on disposal of property, plant and equipment	2	1
Litigation settlement gain	(170)	—
Insurance recoveries	(25)	—
Loss on sale of Ince facility	—	23
Undistributed earnings of affiliate—net of taxes	(6)	(4)
Changes in assets and liabilities:
Accounts receivable—net	(239)	(177)
Inventories	2	(43)
Accrued and prepaid income taxes	144	89
Accounts payable and accrued expenses	(75)	16
Customer advances	55	123
Other—net	(92)	—
Net cash provided by operating activities	496	586
Investing Activities:
Additions to property, plant and equipment	(223)	(132)
Proceeds from sale of property, plant and equipment	—	2
Proceeds from sale of Ince facility	—	4
Purchase of emission credits	(2)	—
Net cash used in investing activities	(225)	(126)
Financing Activities:
Dividends paid on common stock	(78)	(86)
Contributions from noncontrolling interests	117	—
Distributions to noncontrolling interests	(201)	(129)
Purchases of treasury stock	(28)	(444)
Proceeds from issuances of common stock under employee stock plans	1	1
Cash paid for shares withheld for taxes	(10)	(13)
Net cash used in financing activities	(199)	(671)
Effect of exchange rate changes on cash and cash equivalents	(12)	3
Increase (decrease) in cash and cash equivalents	60	(208)
Cash and cash equivalents at beginning of period	1,982	1,614
Cash and cash equivalents at end of period	$2,042	$1,406

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):

Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interests plus contributions from noncontrolling interests. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended March 31,
	2026	2025
	(in millions)
Net cash provided by operating activities	$2,662	$2,412
Capital expenditures(1)	(1,041)	(552)
Distributions to noncontrolling interests	(376)	(293)
Contributions from noncontrolling interests	408	—
Free cash flow	$1,653	$1,567
_______________________________________________________________________________
(1)For the twelve months ended March 31, 2026, includes $372 million attributable to the Blue Point joint venture.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of the portion of interest income (expense)—net and the portion of depreciation and amortization that are included in noncontrolling interests, and loan fee amortization that is included in both interest and amortization.

The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.

Adjusted EBITDA is defined as EBITDA adjusted with the selected items as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended March 31,
	2026	2025
	(in millions)
Net earnings	$676	$351
Less: Net earnings attributable to noncontrolling interests	(61)	(39)
Net earnings attributable to common stockholders	615	312
Interest expense—net	19	20
Income tax provision	168	86
Depreciation and amortization	228	221
Less other adjustments:
Interest income (expense)—net in noncontrolling interests	1	—
Depreciation and amortization in noncontrolling interests	(22)	(21)
Loan fee amortization(1)	(1)	(1)
EBITDA	1,008	617
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(3)	2
Loss on foreign currency transactions	3	2
Less: Loss on foreign currency transactions in noncontrolling interests	(1)	—
Insurance recoveries—property damage	(25)	—
Loss on sale of Ince facility	—	23
Blue Point joint venture development costs(2)	1	—
Total adjustments	(25)	27
Adjusted EBITDA	$983	$644

Net sales	$1,986	$1,663
Sales volume by product tons (000s)	4,683	5,004

Net earnings attributable to common stockholders per ton	$131.33	$62.35
EBITDA per ton	$215.25	$123.30
Adjusted EBITDA per ton	$209.91	$128.70
_____________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.
(2)Represents 40% of Blue Point joint venture costs related to the construction of the low-carbon ammonia production facility at our Blue Point Complex, which excludes the portion attributable to the noncontrolling interests.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY OF RESULTS

For the three months ended March 31, 2026 and 2025, we reported net earnings attributable to common stockholders of $615 million and $312 million, respectively. Certain items affected the comparability of our financial results for the three months ended March 31, 2026 and 2025. The following table outlines these items that affected the comparability of our financial results for these periods.

	Three months ended March 31,
	2026		2025
	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market (gain) loss on natural gas derivatives(1)	$(3)	$(2)	$2	$1
Loss on foreign currency transactions(2)(3)	3	3	2	1
Litigation settlement gain	(170)	(129)	—	—
Insurance recoveries—property damage(2)	(25)	(19)	—	—
45Q tax credits(2)	(24)	(24)	—	—
Blue Point joint venture development costs(2)(3)	2	2	—	—
Loss on sale of Ince facility(4)	—	—	23	21
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating (income) expense—net in our consolidated statements of operations.
(3)Includes results related to the Blue Point joint venture, of which CF has a 40% equity interest. The after-tax impact for amounts related to the Blue Point joint venture does not include a tax provision on the 60% attributable to noncontrolling interests.
(4)Included in U.K. operations restructuring in our consolidated statement of operations.